PROGEN
                                                              INDUSTRIES LIMITED


                NEW CFO APPOINTED AS PROGEN ENTERS GROWTH PHASE


BRISBANE, AUSTRALIA MONDAY AUGUST 23, 2004. Progen Industries Limited (ASX: PGL,
NASDAQ: PGLAF), a progressive Australian anti-cancer company, announced today that Linton Burns has been appointed Chief Financial Officer and Company Secretary.

Burns succeeds Milton McColl, who was Progen CFO since late 2001. During McColl's tenure he was instrumental in providing Progen with sound operational performance, in particular, cost and profit centre accountability and improved control measures along with the development of exemplary corporate governance practices.

Burns joins Progen at a time of expected growth for the Company, and brings with him an excellent depth of understanding of the value drivers, business processes and funding mechanics of the biotechnology and financial industries, combined with demonstrated expertise in Australian and US GAAP accounting procedures. He has previously been involved in strategic initiatives which include product licensing, US ADR listing, US mergers and acquisitions and complex contract negotiations both within Australia and internationally.

"The board would like to thank Milton for his contribution to Progen's success in the last 2 years" commented, Stephen Chang, Progen's Chairman. "Linton's appointment bolsters the management team with the expertise necessary to transition Progen to the next stage of development into a sophisticated and successful drug discovery and development company. His outstanding problem-solving abilities and excellent experience in a variety of transactions and negotiations will help us at this important juncture."


END


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ABOUT  PROGEN:
Progen Industries Limited is an Australian based globally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of cancer.

Progen's three key areas of expertise are:
- CLINICAL DEVELOPMENT - via a focused clinical trial programme involving its two lead compounds PI-88 and PI-166.
- DRUG DISCOVERY - projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
- COMMERCIAL SERVICES - manufacturing of biopharmaceutical products to global standards.


KEYWORDS - Progen, cancer, CFO, Company Secretary, Linton Burns, Milton McColl


WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:

Phase II Liver Cancer Trial Launched       www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
PI-88 Receives Orphan Drug Designation     www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
1/2 Yr results & Avastin Approved          www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
Third Phase II launched - Lung Cancer      www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
Melanoma Phase II Trial Commenced          www.progen.com.au/?page=nepress2004.html
                                           ----------------------------------------
Achieves Efficacy Endpoint Phase II Trial  www.progen.com.au/?page=nepress2003.html
                                           ----------------------------------------
PI-88 mode of action                       www.progen.com.au/?page=repi-88.html
                                           ------------------------------------
Progen's drug development pipeline         www.progen.com.au/?page=pihome.html
                                           -----------------------------------
Progen Industries Ltd                      www.progen.com.au
                                           -----------------


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                                 Lewis Lee
Business Development Manager                   Managing Director
Progen Industries Limited                      Progen Industries Limited
Sarah.Meibusch@progen.com.au                   Lewis.Lee@progen.com.au
----------------------------                   -----------------------
Ph:  61 7 3273 9100                            Ph: 61 7 3273 9100

FINANCIAL INFORMATION:
Linton Burns
Company Secretary and Chief Financial Officer
Progen Industries Limited
Linton.Burns@progen.com.au
--------------------------
Ph: 61 7 3273 9100


This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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